EXHIBIT 10.2

INSTRUMENT OF AMENDMENT

INSTRUMENT OF AMENDMENT, dated as of April 29, 2008, by and between SCHNITZER STEEL INDUSTRIES, INC. (the “Company”) and TAMARA L. ADLER (LUNDGREN) (the “Executive”), to the Change in Control Severance Agreement, dated as of March 24, 2006, between the Company and the Executive (the “Change in Control Agreement”) (capitalized terms used but not defined herein shall have the respective meanings given such terms in the Change in Control Agreement).

W I T N E S S E T H:

WHEREAS, the Company and the Executive have entered into the Change in Control Agreement;

WHEREAS, Section 11 of the Change in Control Agreement provides that the Change in Control Agreement may not be modified except in writing by the Executive and the Company; and

WHEREAS, the Company and the Executive desire to modify the Change in Control Agreement as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Section 2 of the Change in Control Agreement is hereby amended by deleting the section in its entirety and by substituting the following in lieu thereof:

“Term of Agreement.  This Agreement shall commence on the date hereof and shall continue in effect through August 31, 2009, or earlier termination of your employment; provided, however, that (1) commencing on September 1, 2009 and each September 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least ninety (90) days prior to such September 1 date, the Company or you shall have given notice that this Agreement shall not be extended (provided that no such notice may be given by the Company during the pendency of a Potential Change in Control), and (2) provided further that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a Potential Change in Control or a Change in Control shall have occurred during such term.

2.	Section 4 of the Change in Control Agreement is hereby amended by deleting subsection 4(iii)(A) and by substituting the following in lieu thereof:

“a change in your status, title, positions or responsibilities as Executive Vice President and Chief Operating Officer or the assignment to you of any duties or responsibilities which are inconsistent with such status, title or positions, or any removal of you from or any failure to reappoint or reelect you to such positions, except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason.”

3.	Section 4 of the Change in Control Agreement is hereby amended by deleting subsection 4(iii)(e) and by substituting the following in lieu thereof:

“the Company’s requiring you to relocate your residence, or change your base office location from the location currently in New York City (or other offices in reasonable proximity within New York City) immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the earlier of Shareholder Approval, if applicable, or the Change in Control.”

4.	Section 5 of the Change in Control Agreement is hereby amended by deleting subsection 5(iii)(A) and by substituting the following in lieu thereof:

“the Company shall pay your full base salary at the rate in effect just prior to the time a Notice of Termination is given plus your current year annual bonus through the Date of Termination plus any benefits or awards which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you.”

5.	Section 5 of the Change in Control Agreement is hereby amended by deleting subsection 5(iii)(B) and by substituting the following in lieu thereof:

“as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you in a single payment an amount in cash equal to the sum of (1) three (3) times the greater of (i) your annual rate of base salary in effect on the Date of Termination or (ii) your annual rate of base salary in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control plus (2) three (3) times the sum of the greater of (i) the average of your last three annual bonuses (annualized in the case of any bonus paid with respect to a partial year); provided, however, that, the amount taken into account with respect to each of the last three annual bonuses shall not exceed three times the target bonus established by the Board with respect to each such year or (ii) the target bonus as most recently established by the Board.”

6.	(a)
In the event of any conflict between the terms of this Instrument of Amendment and the terms of the Change in Control Agreement, the terms of this Instrument of Amendment shall take precedence.  Except as expressly modified herein, the Change in Control Agreement shall remain in full force and effect throughout the entire Employment Term.

(b)	The validity, interpretation, construction and performance of this Instrument of Amendment shall be governed by the laws of the State of Oregon.

(c)	This Instrument of Amendment may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Instrument of Amendment, effective as of the day and year first written above.

Acknowledged and Agreed to by:

TAMARA L. ADLER (LUNDGREN)

/s/ Tamara L. Lundgren	Date: April 30, 2008

Acknowledged and Agreed to by:

SCHNITZER STEEL INDUSTRIES, INC.

By: /s/ John D. Carter Name: John D. Carter Title: President & Chief Executive Officer	Date: April 30, 2008